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Exhibit 14.01

PORTOLA PACKAGING, INC.
CORPORATE CODE OF CONDUCT

MISSION STATEMENT

        Today's business environment presents the employees of Portola Packaging, Inc. and its subsidiaries and other affiliates (referred to herein collectively as "Portola" or the "Company") with many legal and ethical challenges. Portola's commitment to ethical business practices supports our commitment to quality and integrity in the business world. Our employees, customers, suppliers and stockholders expect us to maintain high standards of ethics and professional responsibility. Likewise, our success is largely predicated on a company culture that fosters mutual respect for the rights and dignity of our fellow employees. In this regard, this booklet is being provided to all of Portola's employees, not because of doubts concerning the desire of employees to conduct business ethically, but because the pace and complexity of modern business activity frequently make it difficult to know what proper conduct might be and where to go for answers. We hope this booklet will help to promote a working environment of open communications, where fair and honest decisions and actions are encouraged and supported. If you have any questions or would like clarification regarding these issues please feel free to contact Portola's Human Resources Director.

INTRODUCTION

        The subject of business ethics covers a broad range of conduct and it is impossible to anticipate every possible situation. However, an understanding of the core issues and concepts should assist you in determining the ethical and legal implications of your business conduct and help in making informed decisions as to the appropriate course of action. Employees who recognize their responsibility to make an ethically sound decision and know the resources available to them, will be better prepared to handle serious situations that could put the Company or them at risk.

        We recognize that the complex business environment in which we operate presents challenging issues for employees at every level. These involve a range of issues including proprietary and confidential information, stock trading and market communications, fiduciary responsibility, Company information resources, customers, vendors and consultants, conflict of interest concerns, and even interactions between Company employees. The following is an outline of how this booklet will proceed in shedding light on these and other issues:

Proprietary and Confidential Information.
Company Expectations of Management and Employees.

  1.
  Interactions with Fellow Employees.

  2.
  Drugs and Alcohol in the Workplace.

  3.
  Environmental, Health and Safety.

  4.
  Use of Company Information Resources.

  5.
  Reliability of Portola's Financial and Business Records.

  6.
  Legal Process and Actions Brought Against Portola.

Ethical Standards in Dealing with Customers, Vendors, Consultants, and Others.
Compliance with Securities Laws and Other Legal Issues.

  1.
  Transactions in Portola Securities.

  2.
  Conflicts of Interest.

  3.
  International Boycotts and Antitrust Laws.

  4.
  Campaign Contributions and Payments to Government Officials.

  5.
  The Foreign Corrupt Practices Act.

  6.
  The Sarbanes-Oxley Act of 2002.

  7.
  Compliance with U.S. Export Control Laws.

  8.
  Compliance with Local Laws in Countries of Operation.

Conclusion.

A.    PROPRIETARY AND CONFIDENTIAL INFORMATION

        During your employment with Portola, you may have access to various forms of proprietary and confidential information about the Company as well as its customers, suppliers and other business partners. Confidential information can generally be defined as information which is highly sensitive, not generally known, would be considered a trade secret, or which is marked as confidential.

        The Employee Non-Disclosure and Assignment of Inventions Agreement which all Portola employees are required to sign describes the employee's duty as to confidential disclosures. Certain provisions of this agreement are summarized here for your ease of review.

        Employees will preserve and maintain the privacy of all such confidential information received during the course of employment by Portola, will discuss or disclose the same only as necessary during the normal course of employment, and then only to other employees of Portola as necessary. In the event extraordinary or unusual business circumstances require confidential information to be discussed with or disclosed to third parties, the employee shall obtain prior authorization of an officer of Portola before making such disclosure.

B.    COMPANY EXPECTATIONS OF MANAGEMENT AND EMPLOYEES

  1.    Interactions with Fellow Employees.

        Portola's culture is predicated on a mutual respect for the rights and dignity of our employees. All employees are expected to act in a professional, responsible and courteous manner at all times while conducting Company business. It is the responsibility of all Company employees to create and maintain an atmosphere of decency, fairness and respect in our professional interactions with each other. Company policy regarding harassment can be found in the Employee Handbook (as updated from time to time) which each Portola employee has received. Aspects of that policy are replicated here for your ease of reference:

        Portola expects all employees to be treated with fairness, dignity, and respect. Unfair treatment in the form of harassment or discrimination of any kind in the workplace is intolerable. This includes racial slurs, epithets, profane or abusive language, and derogatory comments. Portola is committed to working with all employees in creating an environment that is free of unlawful discrimination and harassment. Unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature constitutes sexual harassment when (1) submission to such conduct is made either explicitly or implicitly a term or condition of an individual's employment; (2) submission to or rejection of such conduct by an individual is used as the basis for employment decisions affecting such individual; or (3) such conduct has the purpose or effect of unreasonably interfering with an individual's work performance or creating an intimidating, hostile, or offensive working environment.

Simply put, sexual harassment is unwelcome behavior of a sexual nature. The following behaviors are examples of conduct that may be considered hostile or abusive:

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  Sexual flirtations, advances, or propositions;

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  Verbal abuse or innuendo of a sexual nature (e.g., profane or abusive language, jokes, or comments of a sexual nature);

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  Uninvited physical contact such as touching, hugging or patting;

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  Comments of a sexual nature about an individual's dress or body;

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  Display of sexually suggestive objects or pictures, including photographs, calendars, electronic communications, and posters in the workplace;

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  Jokes or remarks of a sexual nature in front of people who find them offensive;

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  Prolonged staring or leering at a person;

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  Using sexually degrading words to describe an individual;

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  Making obscene gestures or suggestive or insulting sounds; and/or

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  Using Company communication systems (email, telephones, faxes, voicemail) to send or receive messages considered inappropriate by the Company.

        Any employee who believes he or she has encountered unfair treatment or inappropriate behavior in the workplace by a Manager, Group Leader, coworker, vendor, supplier, visitor or customer should report it immediately to his or her supervisor. If you are unable to discuss this matter with your direct supervisor, the complaint should be directed to the Human Resources Representative or the General Manager. If you prefer an alternate resolution method, the matter may be brought to the attention of the Human Resources Director or any member of the Executive Management Team. (For purposes of this policy, Executive Team shall mean Vice President level or higher.)

        Portola will investigate all complaints as confidentially as possible and corrective action will be taken when warranted. Portola guarantees that anyone who files a complaint of sexual harassment will not suffer adverse job consequences regardless of the outcome of the investigation.

  2.    Drugs and Alcohol in the Workplace.

        Portola's goal is to provide and maintain a drug-free workplace and to provide a safe and productive work environment. The use, sale, solicitation for sale, manufacture, transfer, possession of or being under the influence of drugs or alcohol during working hours or on Company property is prohibited. Violations of this policy at any level will not be tolerated and may subject the employee to disciplinary action, including suspension and termination.

  3.    Environmental, Health and Safety.

        Portola employees have an ethical obligation to watch for and promptly report environmental, health and safety problems. Such problems should be reported to the employee's supervisors and to the Human Resources Department. By reporting all such problems, the potential risk and impact of the problem can be minimized. Prompt reporting will help to ensure the safety of all employees by avoiding employee injury or a contamination of the environment. No employee shall be retaliated against in any way for coming forward with an environmental, health or safety problem or concern. As soon as possible, any reported problem will be corrected.

        In addition to ethical responsibility and Company policy, there are legal reasons for adhering to the above standard of conduct. If employees, at any level, are found to have ignored, covered up, or failed to report a serious environmental, health or safety problem, they may be subject to a substantial fine or imprisonment by local government authorities.

        Our products are subject to governmental regulation, including regulation by the Federal Food and Drug Administration and other agencies with jurisdiction over effectiveness of tamper-resistant devices and other closures for dairy and other food and beverage products. Federal, state and local governments may from time to time enact laws or regulations concerning environmental or other matters that would change the environmental, health and safety requirements. As such, employees must remain aware of our current environmental, health and safety policies.

  4.    Use of Company Information Resources.

        We all rely to a great extent on our information resources such as computers, libraries, faxes, telephones, and internet access to conduct our business and business communications. Electronic mail and web pages have become essential means of communicating with and conveying information to third parties. Company resources are intended for Company-related business use. However, Portola understands that employees may sometimes use such resources for personal interests. Such personal use should be limited to a reasonable amount and should be consistent with the standards set forth in this booklet, including the above mentioned policies regarding harassment. The Company reserves the right to examine, use, copy and/or delete user files for purposes consistent with Company business interests.

  5.    Reliability of Portola's Financial and Business Records.

        Financial records are an integral part of how management, stockholders and the business community assess the financial health of the Company. Such records often constitute the basis for important business and investment decisions. Employees responsible for creating and maintaining Portola's financial records owe a fiduciary duty both to Portola and to our stockholders to maintain such records in accordance with applicable legal requirements and generally accepted accounting principles.

        Portola's financial records must accurately and fully describe relevant transactions and such records must be supported by adequate documentation. False or misleading entries in financial records are strictly forbidden and no information may be concealed from our internal or external auditors. It is extremely important that revenue and expenses be properly recognized on a timely basis and assets and liabilities must be properly valued and recorded.

        Employees involved in maintaining Portola's financial records must follow our financial policies in doing so. Further, all employees have a duty to ensure that information they supply to Portola's finance department is complete and accurate. If you become aware of any omission, inaccuracy or falsification, promptly report the situation to the appropriate financial or management personnel. Any inaccurate reporting of information will be investigated and appropriate action, including suspension and termination, will be taken to ensure the integrity of Portola's financial records.

  6.    Legal Process and Actions Brought Against Portola.

        Any company of significant size, such as Portola, is sometimes involved in various types of litigation or legal action. This involvement can be as a plaintiff (i.e., the party initiating the lawsuit), defendant (i.e., the party being sued or charged with unlawful conduct), or as a third party, such as a witness in a trial. It is possible that a Portola employee may be named as a party to a lawsuit based on alleged actions within the scope of his or her employment.

        Often, the first notice that Portola receives of actual or threatened legal action is in the form of a letter. However, legal actions of any kind are part of a larger legal process with its own exacting procedure. The first official notice of legal action would be in the form of a summons and complaint, which is an official notice that a lawsuit has actually been filed. If any Portola employee receives any such notification or threat of a lawsuit against Portola or against the employee acting in his or her capacity at Portola, you must immediately report such notification to the Human Resources Director or a member of the Executive Management Team.

        Prompt reporting is important because if a lawsuit has actually been filed, the Company will only have a limited time in which to respond (usually 30 days). If Portola does not respond within the time period, we could potentially suffer a default judgement (i.e., an automatic entry in favor of the party bringing the suit). Further, a limited number of Portola personnel are authorized to accept a summons or subpoena on our behalf. If any unauthorized employee is ever asked to accept a summons or subpoena, politely decline and refer the requestor to the Human Resources Director.

        Finally, often in the course of a legal action, confidential information is disclosed to those involved. It is important that such information be kept confidential and any discussion concerning information related to the legal action take place in the presence of Portola's legal counsel.

  C.    ETHICAL STANDARDS IN DEALING WITH CUSTOMERS, VENDORS, CONSULTANTS, AND OTHERS

        A large part of Portola's success is related to our ability to build and maintain strong business relationships not only with our employees, but also with our customers and suppliers. It is important that those who deal with the Company feel confident and secure that the relationship is fair, honest and based on mutual respect. Our commitment to ethical business practices requires that Company employees know our policy regarding these relationships.

        It is sometimes customary for persons or companies involved in a business relationship to exchange gifts or other gratuities. For instance, during the course of a business relationship, the parties may conduct meetings over lunch or dinner, the celebration of a deal may facilitate the exchange of novelties bearing the Company logo (such as paperweights, travelling bags, pens or coffee mugs), or during the holidays, one party may invite the other to a holiday event. The appropriateness of exchanging such gratuities will depend on the particular circumstances. However, to protect Portola and our employees from possible claims of bribery or special treatment, we must understand appropriate guidelines with respect to such exchanges.

        In general it is best to take a reasonable approach in accepting or offering gifts or meals. Always avoid acceptance of any gift or meal which is lavish or beyond what would be expected in such circumstances. The following guidelines will be helpful in making these decisions:

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  You should never accept special favors, entertainment or gifts that might give the appearance of influencing the decision to go through with a business transaction. For example, if a potential business partner offers to pay all expenses for a Portola employee to visit his or her facility, this would be considered an inappropriate offer and no Company employee should accept this, without first consulting with senior management or the Human Resources Director.

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  Invitations to lunch or dinner, invitations to sporting events or to participate in sporting events, such as a round of golf, may be accepted if they are directly related to the conduct of business, are for the purpose of advancing the business relationship and are within the bounds of moderation and common sense. If the invitations are excessively lavish or designed to improperly influence a business decision, they must not be accepted. You should reciprocate and pay for necessary business lunches at Company expense.

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  The acceptance of a gratuity or novelty gift should always be of customary value as determined by industry practices, so as not to be construed as a bribe or kickback.

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  If a gratuity is offered, it is important to keep in mind, how the acceptance of the gift would look if publicly disclosed. If the gift would adversely reflect on the Company, it should not be accepted.

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  Portola's policy is never to accept any gift or prize donation in connection with an upcoming Company event.

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  It is never appropriate to accept gifts in the form of cash, personal loans, paid vacations, airline tickets, gift certificates over $200.00 or other such extravagancies.

        The appropriateness of any offered meal or gratuity will depend on the particular circumstances of that business relationship. Keep in mind that any gift offered or accepted by a Portola employee will reflect on the perception of the business relationship not only as to the particular employee but also as to the Company. Accepting an inappropriate gift will lead to corrective action. If you have any questions as to the appropriateness of a particular gratuity please discuss the situation with management or with the Human Resources Director.

D.    COMPLIANCE WITH SECURITIES LAWS AND OTHER LEGAL ISSUES

  1.    Transactions in Portola Securities.

        Our Common Stock is not listed for trading on any national securities exchange, and there is no public market for our Common Stock. Also, resales of any Common Stock acquired upon exercise of stock options granted under our 1988, 1994 or 2002 Stock Option Plans, or acquired under our Employee Stock Purchase Plan, are subject to certain restrictions on transfer, including rights of first refusal in favor of the Company.

        Additionally, United States federal and state securities laws prohibit employees possessing "insider information" from purchasing or selling our Common Stock until there has been full public disclosure of the information. It is against our policy and it is illegal for any employee, or any other person associated with the Company or its employees, to purchase or sell the Common Stock of the Company while possessing material "inside information" about the Company (other than purchases of Common Stock upon the exercise of stock options granted under our 1988, 1994 or 2002 Stock Option Plans or purchases of Common Stock under our Employee Stock Purchase Plan). A violation of the insider trading laws can lead to criminal prosecution resulting in a prison term of up to 10 years, and monetary penalties of $1,000,000 or more. A violation can also result in termination of employment.

        Currently, the Company does have senior notes outstanding that are generally held by large institutional investors and that are publicly traded in the over-the-counter markets.

        You should know that the Company has established insider trading guidelines pertaining to its outstanding senior notes which, among other things, restrict trading in the notes by insiders and other individuals with inside information for certain periods of time following widespread release of our quarterly or annual financial results.

        In connection with the senior notes that are currently outstanding, the Company files quarterly and annual financial statements with the Securities and Exchange Commission ("SEC") following the end of the period to which the financial statements relate. You may obtain copies of these documents upon request or view them on the SEC's website at www.sec.gov.

  2.    Conflicts of Interest.

        A conflict of interest arises in any situation where there is a potential for divided loyalties between your obligations to Portola and your personal interests. Company employees must avoid activities that are in conflict, or give the appearance of being in conflict with, ethical principals and Company requirements. Often, such conflicts arise when an employee, through his or her access to information at

Portola, advances his or her personal financial interests. Another way a conflict situation could arise is when an employee performs outside work which is inconsistent with Portola's business interests.

        If a potential conflict of interest situation arises, the employee should fully disclose the potential conflict in writing to the Human Resources Director. Under certain circumstances, the employee may be able to obtain written approval for the activity. However, activity constituting an actual conflict of interest is never acceptable.

        It is the obligation of every Portola employee to alert management or Human Resources of possible conflicts of interest. It is also the obligation and responsibility of every employee to alert management of potential misconduct in this area as to other employees.

        The following list contains examples of some typical conflict of interest situations. If you are ever unclear as to a particular situation, please verify the situation with management or Human Resources.

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  Engaging in any conduct which is not in the best interest of Portola. For instance, performing any work for or serving on the board of directors of a competitor, customer or supplier of Portola.

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  Selling any products or services that compete with or are similar to products and services provided by Portola, unless expressly authorized in writing by the appropriate member of senior management of Portola.

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  Engaging in outside employment for a competitor or potential competitor, supplier, customer, consulting firm involved with Portola, or with any other company or organization which may interfere with your duties at Portola.

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  Borrowing from or lending items or cash to employees, customers, or suppliers.

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  Initiating or approving personnel actions in favor of (or against) hiring your family members, spouse or domestic partner, without disclosing that such person is so affiliated with you.

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  Investing or possessing a significant financial interest in a third-party that may influence or be affected by decisions you make at Portola.

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  Taking personal advantage of business opportunities which rightfully belong to the Company, unless expressly authorized in writing by the appropriate member of senior management.

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  Conducting Company business with family members or a domestic partner, or with third parties owned or substantially controlled by you, family members or domestic partners, unless expressly authorized in writing by the appropriate member of senior management.

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  Accepting payment, commission or other compensation from third parties for services you provided on Portola's behalf (other than compensation provided by Portola).

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  Approving false payments which are intended to be used for a purpose other than that described in the supporting documents.

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  Making any unlawful agreement with distributors with respect to prices.

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  Unlawfully discussing prices, costs, customers, vendors, suppliers, sales or markets with competing customers or their employees.

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  Recording false entries in Company accounting books and records for any reason, or engaging in any arrangement that results in such a prohibited act.

  3.    International Boycotts and Antitrust Laws.

        Doing business with countries participating in international boycotts can cause potential complications for Portola. U.S. export and tax laws prohibit compliance with international boycotts of certain countries. These anti-boycott laws are technical and potential violations are sometimes difficult to identify; however, the penalties for violation can be severe. Therefore, all agreements or business transactions with any government or with customers, suppliers or vendors participating in an international boycott must be reviewed by a member of the Executive Management Team before executed.

        International issues are also of concern in customer relationships and antitrust laws. Most countries have laws that govern seller/customer relationships, particularly where the customer is purchasing products for resale in its designated country. The following list contains short summaries of U.S. antitrust laws which may affect Portola's U.S. and international business activities. Always consult with the appropriate member of senior management with regard to compliance or clarifications concerning any of these issues.

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  Resale Price Maintenance. If you deal with customers who intend to resell Portola products, you should refrain from discussing resale prices with them. It is illegal to require any customer purchasing products for resale to maintain particular resale prices.

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  Restrictions on Resellers. It is generally permissible to impose certain contractual restrictions unrelated to price, provided that such restrictions have a legitimate business purpose and are uniformly enforced. For instance, within the U.S., Portola may restrict resale to certain geographic locations in order to promote efficient distribution of its products. Portola's legal counsel must review all such contractual restrictions to ensure the legality of the contemplated act and to ensure that it is applied uniformly.

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  Tying. It is generally illegal to require a customer to purchase one product in order to be eligible to purchase another product. However, it is permissible to offer "package deals" so long as all products included in the package are available separately at reasonable prices.

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  Price Discrimination. In the U.S., the Robinson-Patman Act prohibits sellers from price discrimination in particular circumstances. Specifically, it prohibits sellers from discriminating in prices, price-related terms and conditions, or promotional services to resellers of the same or substantially similar products when such discrimination would substantially lessen competition between resellers. The laws governing this area are detailed and complex. All sales and marketing personnel should seek guidance and instructions from the V.P. of Sales and Marketing in establishing price discounts or promotions.

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  Agreements in Restraint of Trade. U.S. antitrust laws expressly limit agreements in restraint of trade. Agreements in restraint of trade are any agreements which jeopardize the free flow of trade and/or benefits of competition among suppliers. For example, it is illegal for competitors to reach agreement on allocation of customers or sales territories, restriction on the development or production of products, or refuse to deal with particular customers or suppliers.

        Note that the consequences for violating the laws governing these areas include fines and imprisonment. Further, the existence of an agreement of this nature can be inferred simply by two parties having a conversation about a particular subject. Thus, you should never discuss prices, customers, suppliers or product plans with employees of a competitor. All price discussions should be conducted exclusively by sales and marketing personnel in conjunction with senior management.

  4.    Campaign Contributions and Payments to Government Officials.

        Although it is not illegal, Portola does not currently make campaign contributions outside the United States. Any exception to this policy must be approved by a member of the Executive Management Team. Portola considers individual political contribution or involvement to be a matter of personal choice. The Company does not solicit or inquire as to individual political contributions and will not reimburse employees for such contributions. Federal law prohibits corporations such as Portola from directly contributing to federal campaigns (although they may form political action committees to solicit contributions).

        It is a criminal offense to offer or give anything to a U.S. government official or employee in order to obtain a contract or favorable treatment under a contract. Similar criminal prohibitions may apply when dealing with contractors to the U.S. government. Offering, giving, soliciting or accepting anything of value in return for favorable treatment on such contracts may be construed as a strictly prohibited and illegal kickback.

        In addition, the U.S. government's Office of Government Ethics ("OGE") has established rules regarding what U.S. government personnel may accept in any business transaction. Specifically, OGE prohibits U.S. government personnel from accepting anything having a value of U.S. Twenty Dollars ($20) or greater from any source to do business with the U.S. government. There is a U.S. Fifty Dollar ($50) annual limit on accepting anything of value from any one source. Prohibited gifts can come in any form including gratuities, loans, transportation, training, lodging and meals. Portola employees must be attentive to these strict guidelines and contact Human Resources in the event there is any question or concern.

  5.    The Foreign Corrupt Practices Act.

        The Foreign Corrupt Practices Act ("FCPA") aims at combating bribery of foreign officials in international business transactions. It prohibits a corporation and its employees and agents from directly or indirectly paying, or promising to pay anything of value to, any foreign governmental employee or official (including a political party, party employee or official, or candidate for political office) for the purpose of influencing an official act or decision to obtain business for the corporation. The FCPA prohibition also applies where a corporation has knowledge of any such payment made by an agent, partner, reseller or third party on the corporation's behalf.

        The FCPA is intended to prevent the use of bribery to improperly influence foreign government processes in government procurements. Violations of the FCPA may result in substantial monetary penalties for the guilty corporation and substantial prison sentences and monetary penalties for the individuals involved.

        Please be advised that any and all contributions, payments or gratuities to foreign officials must be reviewed and approved by a member of the Executive Management Team. Such payments will be authorized only if approved in writing by Portola, and only in the event that Portola's legal counsel determines that such payments are in accordance with local law and custom, violate no applicable laws (U.S. or otherwise) and are not made for the purpose of improper influence.

  6.    The Sarbanes-Oxley Act of 2002.

        The Sarbanes-Oxley (SOX) Act of 2002 was enacted largely in response to a number of major corporate and accounting scandals involving some of the most prominent companies in the United States. These scandals resulted in a great loss of public trust in corporate accounting and reporting practices. The SOX Act was enacted in a major effort to prevent accounting scandals and other reporting problems from recurring, and to rebuild public trust in corporate business practices and reporting.

        The SOX Act establishes new or enhanced standards for corporate accountability and penalties for corporate wrongdoing. The legislation contains 11 titles, ranging from additional responsibilities for audit committees to tougher criminal penalties for white collar crimes. The requirements of the Act place increased demands on company executives, the board of directors, independent auditors and internal resources involved in corporate reporting.

        One of the provisions of the SOX Act requires the CEO and CFO to certify that they have evaluated the effectiveness of our internal controls and that the controls are adequate to prevent errors and irregularities in financial reporting. Portola has extensive internal controls and procedures. Portola employees must be aware of and follow established policies and procedures that support Portola's internal control system. Employees who become aware of situations that are not in compliance with our established policies and procedures should report it immediately to his or her supervisor. If the condition is not corrected in a timely manner, the employee should report the condition to the Executive Management Team.

  7.    Compliance with U.S. Export Control Laws.

        U.S. export laws impose restrictions on sales of products outside the United States and frequently require approval by the U.S. government for such sales. All exports of Portola products from the U.S. must be accompanied by proper export documentation and covered by the appropriate regulatory authorization. Whenever a Company employee is involved in a potential sale of Portola products to be used outside the U.S., contact Portola's sales personnel to ensure that such transactions are in compliance with U.S. export control laws. In most instances, the proposed sale will be exempt from U.S. export control laws or otherwise covered by an existing export license. Violations of U.S. export laws may result in fines, imprisonment and/or revocation of Portola's privileges to export products outside the U.S.

  8.    Compliance with Local Laws in Countries of Operation.

        Portola has operations in many different countries, each of which has its own laws with which Portola, its facilities and its employees must comply. Employees who are employed at a Company facility located outside of the United States should consult with the General Manager or other plant management of the facility where they are employed as to the requirements of applicable local laws with which they must comply. For example, shipments of products or equipment to or from the United States or other countries may be subject to import and export laws or other similar restrictions, including tariffs, imposed by the country in which the Portola facility is located.

E.    CONCLUSION

        This Corporate Code of Conduct booklet outlines the types of legal and ethical challenges you may encounter during your employment with the Company. This booklet is not comprehensive, but is intended to alert you to legal and ethical issues that are important for you to keep in mind as you perform your work for Portola. Recognizing and avoiding problems in these areas is essential to our success and your success at Portola. Violations in these policies may result in disciplinary action including suspension and termination of employment. If you have any questions, concerns or would like clarifications concerning the issues raised in this booklet please feel free to contact Human Resources.

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PORTOLA PACKAGING, INC. CORPORATE CODE OF CONDUCT
MISSION STATEMENT
INTRODUCTION